Filed Pursuant to Rule 424(b)(3) and (c)
File No. 333-108325

PROSPECTUS SUPPLEMENT NO. 1

MEDAREX, INC.

18,603,263 Shares of Common Stock

        This prospectus supplement supplements the prospectus dated May 31, 2005 of Medarex, Inc., relating to the public offering and sale by the selling securityholders described below. This prospectus supplement contains information on ownership of shares of our common stock issued upon the conversion of $125,000,000 aggregate principal amount of our 4.25% Convertible Senior Notes due August 15, 2010. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

        SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The table and related notes, and the paragraphs immediately following the table and related notes, appearing in the prospectus under the heading "Selling Securityholders" are amended by the addition of the following table and related notes, and the following paragraphs immediately following the table and related notes:

Name	Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering(2)	Shares of Common Stock Being Offered(3)	Common Stock Beneficially Owned After the Offering	Percentage of Common Stock Beneficially Owned After the Offering(2)
Ritchie Beech Trading, Ltd.(4)	212,077	*	212,077	*	*

*
Less than 1%

(1)
Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling securityholders provided us with the information regarding their holdings of common stock for inclusion herein.

(2)
Calculated based on Rule 13d-3(d) (i) under the Securities Exchange Act of 1934, as amended, using 110,752,323 shares outstanding as of May 31, 2005. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the convertible notes held by a particular holder. However, we did not assume the conversion of the convertible notes held by any other holder.

(3)
Unless otherwise noted, represents shares of common stock issued upon conversion of our 4.25% Convertible Senior Notes due August 15, 2010.

(4)
Represents shares of common stock previously listed as being held by ZCM Asset Holding Co., Inc.

        Additional information regarding selling securityholders will be provided by amendment or supplement to this prospectus.

        None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, although the selling securityholders may hold additional securities of Medarex.

        Selling securityholders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act. To our knowledge, no selling securityholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

        Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

The date of this prospectus supplement is June 29, 2005.